Exhibit 21

SUBSIDIARIES OF ATN INTERNATIONAL, INC.

	Jurisdiction of Incorporation	Other name(s) under which entity does business
Alloy, Inc. (1)	Delaware	Commnet, Commnet Broadband Choice Wireless, Ethos, Sacred Wind,
ALSK Holdings, LLC. (5)	Delaware	Alaska Communications
Atlantic Tele-Network, LLC (6)	Delaware	ATN International, WeSolve
ATN Overseas Holdings, Ltd.	Bermuda	ATN Overseas Holdings, Ltd.
ATN VI, Inc.(4)	Delaware	Viya
One Communications (Guyana) Inc. (2)	Guyana	ATOC, GTT+, GTT Fibre, MMG, One Communications
One Communications, Ltd. (3)	Bermuda	One Communications, Logic

(1)	Includes nineteen consolidated wholly owned subsidiaries also providing wholesale wireless voice and wholesale and retail data services under the brand names listed above in the United States.
(2)	Formerly known as GTT, Inc. or Guyana Telephone and Telegraph Company Limited. Includes nine consolidated wholly owned subsidiaries also providing wireline, wireless and carrier services under the “”One Communications” and "MMG" brand names in Guyana and three wholly subsidiaries providing carrier services under the “ATOC” brand name in the British Virgin Islands.
(3)	Includes ten consolidated wholly owned subsidiaries also providing wireline, wireless, carrier and video services under the “One Communications” brand name in Bermuda and one wholly owned subsidiary providing wireline, carrier and video services under the “Logic” brand name in the Cayman Islands.
(4)	Includes thirteen consolidated wholly owned subsidiaries also providing wireline, wireless, carrier and video services under the “Viya” brand name in the U.S. Virgin Islands.
(5)	Includes thirty-five consolidated wholly owned subsidiaries also providing wireline services under the “Alaska Communications” brand name in Alaska.
(6)	Includes consolidated wholly-owned subsidiaries also providing call center and other back office support functions to our operating companies and certain other third party customers, including one in Barbados, one in the British Virgin Islands, one in the Cayman Islands, one in Delaware, one in Guyana, one in Trinidad, and one in the United Kingdom.